Exhibit 23.1

McGladrey & Pullen, LLP One South Wacker Dr., Suite 800 Chicago, IL 60606-3392 O 312.634-3400 F 312.634-3410 www.mcgladrey.com

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement (No. 333-153862) on Form S-1 of Grant Park Futures Fund Limited Partnership of our reports dated February 22, 2010, February 22, 2010 and March 4, 2009 relating to our audits of the consolidated financial statements of Grant Park Futures Fund Limited Partnership, the consolidated statement of financial condition of Dearborn Capital Management, LLC and the financial statements of Dearborn Select Master Fund, SPC – Winton Segregated Portfolio, respectively, appearing in the Prospectus, which is part of this Registration Statement, and to the reference of our firm under the captions “Selected Consolidated Financial Data” and “Experts” in such prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
March 25, 2010